EXHIBIT 10(b)
                             VISUAL DATA CORPORATION
                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069

                                                            October 27, 1997

Mr. William Nalley
418 Plata
Newport Beach, CA  92660

Re:               Stock Compensation Agreement

Dear Mr. Nalley:

Formalizing our earlier discussions this Stock Compensation Agreement is to acknowledge and confirm the terms of our consulting agreement with you as follows:

1. APPOINTMENT. Visual Data Corporation (the "Company") hereby engages William Nalley ("Nalley") and Nalley hereby agrees to render services to the Company as an outside consultant.

2. DUTIES. During the term of this Agreement Nalley shall provide advice to, undertake for and consult with the Company and assist the Company in the design and layout of advertising and other collateral materials for its CareView(TM) library (the "Services") as may be requested by the Company from time to time.

3. TERM. The term of this Consulting Agreement shall commence on the date hereof an terminate at such time as the Services have been rendered to the satisfaction of the Company. This agreement may be terminated at any time by either party upon 30 days' prior written notice to the other party. Upon termination, all obligations of the parties to each other shall terminate, other than the confidentiality obligations of Nalley pursuant to Section 5 hereof.

4. COMPENSATION. As compensation for the Services hereunder, Nalley shall be issued an aggregate of 10,000 shares of Common Stock, $.0001 par value of the Company (the "Shares") and $10,000, payable as follows: (i) $5,000 in cash upon execution of this Agreement, (ii) 5,000 shares on December 1, 1997, and (iii) the remaining 5,000 shares on January 1, 1998. Within a reasonable time after the execution of this Agreement, the Company shall, at its expense, register the Shares with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

5. CONFIDENTIALITY. Nalley will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Nalley in the course of performing the Services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under


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Mr. William Nalley
October 27, 1997
page 2



development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications).

6. INDEPENDENT CONTRACTOR. Nalley and the Company hereby acknowledge that Nalley is an independent contractor as of the date of this Agreement.

7. MISCELLANEOUS. This Stock Compensation Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Stock Compensation Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Stock Compensation Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Stock Compensation Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                                 Very truly yours,

                                                 Randy S. Selman, President

ACCEPTED AND AGREED TO as
of the 27th day of October, 1997.

_______________________________
William Nalley